CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Financial Statements” in the Statement of Additional Information of the Kempner Multi-Cap Deep Value Equity Fund and to the incorporation by reference in Post-Effective Amendment No. 99 to the Registration Statement of Ultimus Managers Trust (Form N-1A, No. 333-180308) of our report dated September 29, 2016 on the financial statements and financial highlights of the Frost Kempner Multi-Cap Deep Value Equity Fund (one of the series constituting The Advisors’ Inner Circle Fund II) (the “Fund”) included in the Fund’s Annual Report to shareholders for the year ended July 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 2, 2017